SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES

EXCHANGE ACT OF 1934 (AMENDMENT NO.)

Filed by the registrant ☒

Filed by a party other than the registrant ☐

Check the appropriate box:

☐	Preliminary proxy statement	☐	Confidential, for use of the Commission only (as permitted by Rule 14a-6(e)(2))

☒	Definitive proxy statement

☐	Definitive additional materials

☐	Soliciting material under Rule 14a-12

Verticalnet, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount previously paid:

(2)	Form, schedule or registration statement no.:

(3)	Filing party:

(4)	Date filed:

SCHEDULE 14A

DEFINITIVE PROXY MATERIALS

[VERTICALNET LOGO]

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD JUNE 18, 2003

To Our Shareholders:

The 2003 annual meeting of shareholders of Verticalnet, Inc. will be held at the offices of Morgan, Lewis & Bockius, 1701 Market Street, Philadelphia, Pennsylvania, 19103 on Wednesday, June 18, 2003, beginning at 10:00 a.m. local time. At the meeting, you will be asked to act on the following matters:

(1)	Election of three directors.

(2)	Approval of the amendment to the Verticalnet, Inc. 2000 Equity Compensation Plan.

(3)	Any other matters that properly come before the meeting.

All holders of record of shares of Verticalnet’s common stock at the close of business on March 20, 2003 are entitled to vote at the meeting or any postponements or adjournments of the meeting.

YOUR VOTE IS IMPORTANT. PLEASE READ THE PROXY STATEMENT AND THE VOTING INSTRUCTIONS ON THE PROXY CARD AND THEN VOTE EITHER BY MAIL BY COMPLETING THE PROXY CARD AND RETURNING IT OR BY INTERNET OR TELEPHONE BY FOLLOWING THE VOTING INSTRUCTIONS PRINTED ON THE PROXY CARD SENT TO YOU.

By order of the board of directors,

/s/ Christopher G. Kuhn

Christopher G. Kuhn

Vice President, General Counsel and Secretary

May 16, 2003

Malvern, Pennsylvania

[VERTICALNET LOGO]

400 CHESTER FIELD PARKWAY

MALVERN, PENNSYLVANIA 19355

PROXY STATEMENT

This proxy statement contains information related to the annual meeting of shareholders of Verticalnet, Inc. to be held on Wednesday, June 18, 2003, beginning at 10:00 a.m. local time, at the offices of Morgan, Lewis & Bockius, 1701 Market Street, Philadelphia, Pennsylvania 19103, and any postponements or adjournments thereof. Verticalnet first mailed these proxy materials to shareholders on or about May 16, 2003.

ABOUT THE MEETING

What is the purpose of the annual meeting?

At the annual meeting, shareholders will act upon the matters listed in the Notice of Annual Meeting and any other matters that properly come before the meeting. In addition, the management team will report on the performance of Verticalnet during its 2002 fiscal year and respond to questions from shareholders.

Who can vote at the meeting?

All shareholders of record at the close of business on March 20, 2003, or the “record date,” are entitled to vote at the meeting and any postponements or adjournments of the meeting.

What are the voting rights of the holders of the common stock?

Holders of the common stock will vote on all matters to be acted upon at the annual meeting. Each outstanding share of the common stock will be entitled to one vote on each matter to be voted upon at the meeting.

Who can attend the meeting?

All shareholders as of the record date, or their duly appointed proxies, may attend the meeting. Each shareholder may be asked to present valid picture identification, such as a driver’s license or passport. If you hold your shares through a broker or other nominee, you must bring a copy of a brokerage statement reflecting your stock ownership as of the record date. Everyone must check in at the registration desk at the meeting.

How do I vote?

You may attend the annual meeting and vote in person. Alternatively, you may vote your shares by proxy:

-	By mail

-	By telephone

-	Via the Internet

To vote by mail, simply mark, sign and date your proxy card and return it in the postage-paid envelope provided. The enclosed proxy card contains instructions for telephone or Internet voting, which is available to shareholders 24 hours a day, 7 days a week until noon, Malvern, Pennsylvania time on June 17, 2003.

Please note that if your shares are held in “street name,” you must check the proxy card or contact your broker or nominee to determine if you will be able to vote by telephone or via the Internet. If you want to vote in person at the meeting and you hold Verticalnet stock in street name, you must obtain a proxy card from your broker and bring that proxy card to the meeting, together with a copy of a brokerage statement reflecting your stock ownership as of the record date.

Please also note that by casting your vote by proxy in any of the three ways listed above, you are authorizing the individuals listed on the proxy card to vote your shares in accordance with your instructions.

Is my vote confidential?

Yes. Proxy cards, ballots and voting tabulations that identify shareholders are kept confidential except in certain circumstances where it is important to protect the interests of Verticalnet and its shareholders.

What if I do not indicate my preference on the proxy card?

If you do not indicate how you would like your shares to be voted for a particular nominee for director, your shares will be voted FOR the election of the nominee. If you “withhold” your vote for a particular nominee for director, your shares will be voted AGAINST that particular nominee. As to other matters as may properly come before the meeting (or any adjournments or postponements thereof), the proxy holders will vote as recommended by the board of directors. If no such recommendation is made, the proxy holders will be authorized to vote upon such matters in their own discretion.

Can I change my vote after I return my proxy card?

Yes. Even after you have submitted your proxy, you may change your vote at any time before the proxy is exercised by filing with the Secretary of Verticalnet either a notice of revocation or a duly executed proxy bearing a later date. The powers of the proxy holders will be suspended if you attend the meeting in person and request to recast your vote. Attendance at the meeting will not, by itself, revoke a previously granted proxy.

What constitutes a quorum?

As of the record date, Verticalnet had 13,710,685 shares of its common stock outstanding. The presence at the meeting, in person or by proxy, of the holders entitled to cast at least a majority of votes which all shareholders are entitled to cast as of the record date will constitute a quorum. Broker non-votes, abstentions and votes withheld count as shares present at the meeting for purposes of a quorum.

What are the recommendations of the Board of Directors?

Unless you instruct otherwise on your proxy card, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of the board of directors. The board’s recommendations are set forth below. In summary, the board recommends a vote:

-	FOR the election of the nominated slate of directors;

-	FOR the approval of the amendment of the Verticalnet, Inc. 2000 Equity Compensation Plan.

The proxy holders will vote as recommended by the board of directors with respect to any other matter that properly comes before the meeting. If the board of directors on any such matter gives no recommendation, the proxy holders will vote in their own discretion.

What vote is required to approve each proposal?

Election of Directors. The affirmative vote of a plurality of the votes cast at the meeting is required for the election of directors. A properly executed proxy marked “WITHHOLD AUTHORITY” with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although it will be counted for purposes of determining whether there is a quorum.

Approval of Amendment of Verticalnet, Inc. 2000 Equity Compensation Plan. For Proposal 2, the approval of the amendment of the Verticalnet, Inc. Equity Compensation Plan, the affirmative vote of a majority of the votes cast by all shareholders entitled to vote for the proposal will be required for approval. A properly executed proxy marked “ABSTAIN” with respect to any such matter will be counted for purposes of determining whether there is a quorum. However, under Pennsylvania law, a proxy marked “ABSTAIN” is not considered a vote cast. Accordingly, an abstention will have no effect on the approval of the proposal.

Other Proposals. For each other proposal that may be properly brought before the meeting, the affirmative vote of a majority of the votes cast by all shareholders entitled to vote for the proposal will be required for approval. A properly executed proxy marked “ABSTAIN” with respect to any such matter will be counted for purposes of determining whether there is a quorum. However, under Pennsylvania law, a proxy marked “ABSTAIN” is not considered a vote cast. Accordingly, an abstention will have no effect on the approval of the other proposals.

If you hold your shares in “street name” through a broker or other nominee, your broker or nominee may not be permitted to exercise voting discretion with respect to some of the matters to be acted upon. So, if you do not give your broker or nominee specific instructions, your shares may not be voted on those matters and will not be counted in the voting results. Shares represented by such “broker non-votes” will, however, be counted in determining whether there is a quorum. Accordingly, broker non-votes will not be counted toward a nominee’s total of affirmative votes in the election of directors and will have no effect on the approval of the other proposals.

Who conducts the proxy solicitation and how much will it cost?

Verticalnet is soliciting the proxies and will bear the cost of the solicitation. Verticalnet has retained Georgeson Shareholder to aid in the solicitation. For these services, Verticalnet will pay Georgeson Shareholder a fee of $5,500 and reimburse it for out-of-pocket disbursements and expenses. Verticalnet may ask its officers and other employees, without compensation other than their regular compensation, to solicit proxies by further mailing or personal conversations, or by telephone, facsimile, Internet or other means of electronic transmission. Verticalnet will also, if asked, reimburse brokerage firms and others for their reasonable expenses in forwarding solicitation material to the beneficial owners of the common stock.

INFORMATIONAL NOTE REGARDING PRIOR STOCK SPLITS

Information in this statement has been adjusted to reflect three separate stock splits of our common stock. A two-for-one stock split was effected on August 20, 1999 and another two-for-one stock split was effected on March 31, 2000. A one-for-ten reverse stock split was effected on July 15, 2002. All references to shares and per share amounts have been adjusted retroactively for these splits.

PROPOSAL NO. 1 — ELECTION OF DIRECTORS

The board of directors is currently divided into three classes; two classes consist of two members and one class has three members. Each class has a three-year term. The classes expire in successive years.

The board of directors proposes that each of the nominees identified below, all of whom are currently serving as directors, be re-elected into the class listed below for a new term expiring at the annual meeting in the year listed below and until their successors are duly elected and qualified.

	Nominee For:		Current Director In:
Name	Class	Term Expiring	Class	Term Expiring
Robert F. Bernstock	I	2006	I	2003
Walter W. Buckley III	I	2006	I	2003
Mark L. Walsh	I	2006	I	2003

Each of the nominees has consented to serve for the term indicated above. If any of them become unavailable to serve as a director prior to the end of their term, the board may designate a substitute nominee. In that case, the persons named as proxies will vote for the substitute nominee designated by the board.

The Board Recommends That You Vote FOR Each of the Following Class I Director Nominees:

ROBERT F. BERNSTOCK, 52, has served as a director since December 2001. Mr. Bernstock has been Senior Vice President and General Manager, Air Care, Food & Branded Commercial Markets of The Dial Corporation since October 2002, and was the President and

CEO and a board member of Atlas Commerce from January 2001 to December 2001. Mr. Bernstock was President, Chief Executive Officer and a board member of Vlasic Foods International Inc. from March 1998 when Vlasic was spun-off from Campbell Soup Company, to December 2000. Vlasic filed voluntarily for bankruptcy in January 2001 under Chapter 11 of the United States Bankruptcy Code. Mr. Bernstock served as Executive Vice President of Campbell Soup Company and President of its Specialty Foods Division from July 1997 to March 1998. Prior to that, he was appointed President—U.S. Grocery Division and Senior Vice President of Campbell Soup Company in March 1996. Mr. Bernstock served as President—International Grocery Division of Campbell Soup Company from August 1994 to February 1996. He served as President—International Soup Division of Campbell Soup Company from June 1993 to July 1994 and was Vice President of Campbell Soup Company. Mr. Bernstock received his MBA from Harvard Business School and a B.A. from Hamilton College.

WALTER W. BUCKLEY, III, 43, has served as a director since 1996. Mr. Buckley is co-founder, chief executive officer and chairman of the board of Internet Capital Group, Inc. Prior to joining Internet Capital Group, Mr. Buckley was Vice President of Acquisitions for Safeguard Scientifics, Inc. between 1991 and 1996. Mr. Buckley directed many of Safeguard’s investments and was also responsible for developing and executing Safeguard’s multi-media and Internet investment strategies. Mr. Buckley is also a member of the board of directors of Safeguard Scientifics. Mr. Buckley received his B.A. from the University of North Carolina, Chapel Hill.

MARK L. WALSH, 49, has served as a director since August 1997. Mr. Walsh has been the Chief Technology Advisor to the Democratic National Committee since January 2002. He served as Chairman of the Verticalnet board of directors from July 2000 until February 2002. Prior to that, he served as President and Chief Executive Officer from August 1997 to July 2000. Prior to joining Verticalnet, he was a Senior Vice President and corporate officer at America Online, Inc. from 1995 to 1997. He founded and managed AOL Enterprise, the business-to-business division of AOL. Prior to his position with AOL, Mr. Walsh was the President of GEnie, General Electric’s online service. He currently serves on a number of private company and non-profit Boards of Directors and Advisors. He received his MBA from Harvard Business School and B.A. from Union College.

Incumbent Directors

The following persons are serving as Class II directors, whose terms expire in 2004:

JEFFREY C. BALLOWE, 47, has served as a director since July 1998. Mr. Ballowe is retired from Ziff-Davis, Inc. where he was President, Interactive Media and Development Group. Before leaving Ziff Davis at the end of 1998, Ballowe led the launches of five magazines, ZDNet on the Web, ZDTV (now Tech TV) and the initial ZD Softbank investments in Yahoo!, USWeb, Gamespot and Herring Communications. Currently he serves as a director of Onvia.com and is on the advisory board of Internet Capital Group. He is the co-founder and President of the not-for-profit Electronic Literature Organization. He received an MBA from the University of Chicago, an M.A. in French from the University of Wisconsin-Madison and a B.A. from Lawrence University.

MICHAEL J. HAGAN, 40, co-founded Verticalnet in 1995 and has served as Chairman of the Board since February 2002 and as a director since 1995. Mr. Hagan has been Chairman and Chief Executive Officer of NutriSystem, Inc. since December 2002. Prior to that, he served as our President and Chief Executive Officer from January 2001 until February 2002, and Executive Vice President and Chief Operating Officer from January 2000 to January 2001. Prior to our founding, Mr. Hagan was Vice President and Senior Manager at Merrill Lynch Asset Management from 1990 to 1995. He served at Merrill Lynch in the areas of finance, technology and accounting. Prior to that time, Mr. Hagan worked for Bristol Myers Squibb from 1988 to 1990. Currently he serves as a trustee of American Financial Realty Trust. Mr. Hagan received a B.S. from St. Joseph’s University and was formerly a Certified Public Accountant.

The following persons are serving as Class III directors, whose terms expire in 2005:

NATHANAEL V. LENTZ, 40, has served as our President and Chief Executive Officer since November 2002. He was our Senior Vice President of Strategy and Marketing from August 2000 to November 2002, during which time he had responsibility for guiding our transition from an operator of internet-marketplaces to a provider of collaborative supply chain solutions. Prior to that, Mr. Lentz was a Vice President and Partner of Mercer Management Consulting, where he was employed from September 1991 to May 1998 and January 1999 to August 2000. While at Mercer, Mr. Lentz managed the San Francisco office and was a leader in their Global Process Industries and E-Commerce Practices. From May 1998 to November 1998, he was employed as Vice President of Strategic Development at CMC Industries, an electronic manufacturing services company located in Santa Clara, CA. Mr. Lentz received his MBA from Stanford University where he was an Arjay Miller scholar and a B.A. from Brown University.

JOHN N. NICKOLAS, 36, has served as a director since February 2003. Mr. Nickolas has been a managing director with Internet Capital Group since January 1999. During his tenure at Internet Capital Group, Mr. Nickolas has served in a variety of roles including Chief Financial Officer of ICG Europe Ltd., a wholly owned subsidiary, and as a board member and Chief Financial Officer of Logistics.com, an Internet Capital Group partner company that was sold in December 2002. Prior to joining Internet Capital Group, Mr. Nickolas served in various financial positions with Safeguard Scientifics, Inc. from 1994 through 1998, most recently as Corporate Controller. Prior to joining Safeguard, Mr. Nickolas was an audit manager in the Philadelphia office of KPMG LLP. Mr. Nickolas graduated summa cum laude with a B.S. in Accounting from West Chester University.

Compensation Of Directors

Verticalnet does not pay its directors cash compensation for regular service on the board. However, they are reimbursed for expenses they incur in attending meetings. Additionally, each non-employee, non-investor director may receive options to purchase Verticalnet common stock which are granted by the Compensation Committee and the board from time to time. Mr. Nickolas did not accept his initial grant in February 2003 pursuant to a policy established by his employer, Internet Capital Group. The options are generally non-qualified stock options granted at the closing price per share on the date of grant. Options are fully vested on the date of grant. Options have a maximum term of ten years, except that a director has 90 days to exercise after leaving the board. In Fiscal 2002, Verticalnet granted its three non-employee, non-investor directors an aggregate of 15,000 stock options.

Verticalnet pays the members of its audit committee $3,500 for each fiscal quarter that they serve on the committee. Verticalnet pays the members of its compensation committee $1,500 for each fiscal quarter that they serve on the committee. However, neither Mr. Buckley nor Mr. Nickolas accepts their compensation for serving on the Audit Committee pursuant to a policy of their employer, Internet Capital Group.

Board Meetings During Fiscal 2002

The board of directors met ten times during fiscal 2002. Four of the meetings were regular meetings and the other six were special meetings. Each current director attended more than 75% of the total number of meetings of the board and committees on which he served.

Committees of the Board Of Directors

The board of directors has the following standing committees:

Compensation Committee. The compensation committee is charged with reviewing Verticalnet’s general compensation policies; reviewing, approving, recommending and administering Verticalnet’s incentive compensation and stock option plans; and approving certain employment arrangements. In Fiscal 2002, the compensation committee met two times. The compensation committee consists of Messrs. Ballowe and Bernstock.

Audit Committee. The functions of the audit committee are to recommend the appointment of independent auditors; review the arrangements for and scope of the audit by the independent auditors; review the audit reports of the independent auditors; and review procedures relating to the Company’s internal controls. In fiscal 2002, the audit committee met eight times. The following table sets forth the members of the Audit committee during 2002 and 2003.

Members of Audit Committee	Beginning	Ending
Ballowe, Ross, McKay	January 1, 2002	February 19, 2002
Ballowe, Ross, Buckley	February 19, 2002	October 22, 2002
Ballowe, Buckley	October 22, 2002	February 5, 2003
Ballowe, Buckley, Nickolas*	February 5, 2003	Present

* Mr. Nickolas is an “audit committee financial expert” as defined by Item 401(h)(2) of Regulation S-K.

REPORT OF THE AUDIT COMMITTEE

The following report of the audit committee, as well as the report of the compensation committee and the performance graph included elsewhere in this proxy statement, do not constitute soliciting material and should not be deemed filed or incorporated by reference into any other filing Verticalnet makes under the

Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent Verticalnet specifically incorporates these reports or the performance graph by reference therein.

The audit committee of the board of directors is responsible for providing independent, objective oversight of the Company’s financial reporting process and internal controls. The audit committee operates under a written charter adopted by the board of directors.

The audit committee is composed of three directors, each of whom the Company believes is independent as defined by the listing standards of The Nasdaq Stock Market. In 2002 and 2003, the audit committee consisted of the following directors:

Members of Audit Committee	Beginning	Ending
Ballowe, Ross, McKay	January 1, 2002	February 19, 2002
Ballowe, Ross, Buckley	February 19, 2002	October 22, 2002
Ballowe, Buckley	October 22, 2002	February 5, 2003
Ballowe, Buckley, Nickolas*	February 5, 2003	Present

* Mr. Nickolas is an “audit committee financial expert” as defined by Item 401(h)(2) of Regulation S-K.

Management is responsible for the Company’s internal controls and financial reporting processes. The independent auditors are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with auditing standards generally accepted in the United States and for issuing a report thereon. The audit committee’s responsibility is to monitor and oversee these processes.

The audit committee reviewed and discussed Verticalnet’s audited financial statements for the fiscal year ended December 31, 2002, with Verticalnet’s management and with Verticalnet’s independent auditors, KPMG LLP. In addition, the audit committee discussed with KPMG LLP the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees. The audit committee also received the letter from KPMG LLP required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees and the audit committee discussed with KPMG LLP that firm’s independence. The audit committee also considered whether KPMG LLP’s provision of non-audit services was compatible with maintaining that firm’s independence.

Based on the audit committee’s review of Verticalnet’s audited financial statements and the review and discussions with management and the independent auditors, the audit committee recommended to the board of directors that the audited financial statements for the fiscal year ended December 31, 2002, be included in Verticalnet’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002, for filing with the Securities and Exchange Commission.

THE AUDIT COMMITTEE

March 2003

John N. Nickolas, Chairman

Jeffrey C. Ballowe

Walter W. Buckley III

Relationship with Independent Public Accountants

KPMG LLP audited Verticalnet’s financial statements for the fiscal year ended December 31, 2002. The Audit Committee of the Board of Directors, consistent with new provisions of the Sarbanes-Oxley Act, has selected KPMG LLP as the Company’s independent auditors for the fiscal year ending December 31, 2003.

One or more representatives of KPMG LLP are expected to attend the annual meeting to respond to appropriate questions. They will have an opportunity to make a statement if they so desire.

Non-audit services to be performed by the independent auditors will be approved by the audit committee prior to the rendering of such services after due consideration of the effect of the performance thereof on the independence of the auditors.

Fiscal 2002 Audit Firm Fee Summary

The fees paid by Verticalnet to KPMG LLP for the 2002 fiscal year were as follows:

Audit Fees. The aggregate fees billed by KPMG LLP for professional services rendered for the audit of Verticalnet’s annual financial statements for Fiscal 2002 and the reviews of the financial statements included in Verticalnet’s Quarterly Reports on Form 10-Q were $280,700.

Financial Information Systems Design And Implementation Fees. Verticalnet paid no fees to KPMG LLP during 2002 for financial information systems design and implementation.

All Other Fees. The aggregate fees billed for services rendered by KPMG LLP, other than the fees discussed in the foregoing paragraphs, were $118,703, of which $64,344 related to tax services, and $54,359 related to filings with the Securities and Exchange Commission and other services.

STOCK OWNERSHIP

Except as set forth in the following table, Verticalnet knows of no single person or group that is the beneficial owner of more than 5% of Verticalnet’s common stock.

Name And Address Of Beneficial Owner	Amount And Nature Of Beneficial Ownership		Percent Of Class

Internet Capital Group, Inc. 435 Devon Park Drive Bldg. 600 Wayne, PA 19087	3,574,013	(1)(2)	25.9%

Safeguard Scientifics, Inc. 800 The Safeguard Building 435 Devon Park Drive Bldg. 800 Wayne, PA 19087	1,052,308	(2)	7.7%

(1)	Includes 62,703 shares of common stock issuable upon the conversion of warrants. All amounts are as of March 20, 2003. Excludes 5,159 shares owned by Walter W. Buckley III. Mr. Buckley disclaims beneficial ownership of all shares held by Internet Capital Group. Mr. Buckley is the chief executive officer and chairman of the board of Internet Capital Group.

(2)	Includes the 1,052,308 shares owned by Safeguard Scientifics. Internet Capital Group filed a Schedule 13D on March 15, 2002 stating that they had reached an agreement with Safeguard Scientifics that provides Internet Capital Group with the right of first refusal to purchase the shares that Safeguard owns.

The following table shows the amount of common stock of Verticalnet beneficially owned (unless otherwise indicated) by Verticalnet’s directors, the executive officers of Verticalnet named in the Summary Compensation Table appearing later in this proxy statement and the directors and named executive officers of Verticalnet as a group. Except as otherwise indicated, all information is as of March 20, 2003.

Name	Aggregate Number Of Shares Beneficially Owned (1)		Acquirable Within 60 Days (2)		Percent Of Shares Outstanding (3)
Michael J. Hagan	178,005		30,769		1.5%

Nathanael V. Lentz	—		121,335		*

Jeffrey C. Ballowe	3,380		22,464		*

Robert F. Bernstock	—		16,288		*

Walter W. Buckley, III	2,464,161	(4)	62,703	(5)	18.4%

John N. Nickolas	—		—		*

Mark L. Walsh	130,944		73,855		1.5%

Kevin S. McKay	—		—		*

John A. Milana	—		31,250		*

Christopher Larsen	—		—		*
All directors and named executive officers as a group (10 persons)	2,776,490		377,414		23.0%

*	Represents less than 1% of Verticalnet’s outstanding common stock.

(1)	The number of shares shown includes shares that are individually or jointly owned, as well as shares over which the individual has either sole or shared investment or voting authority.

(2)	Unless otherwise noted, reflects the number of shares that could be purchased by exercise of options available at March 20, 2003 or within 60 days thereafter under Verticalnet’s stock option plans or warrants that are currently exercisable.

(3)	Based on 13,710,685 shares outstanding at March 20, 2003.

(4)	Includes 2,459,002 shares owned by Internet Capital Group, for which Mr. Buckley serves as the President, Chief Executive Officer and a director, as disclosed in a Schedule 13G filed February 14, 2002. Does not include the 1,052,308 shares owned by Safeguard Scientifics over which Internet Capital Group shares beneficial ownership, as disclosed in a Schedule 13D filed by Internet Capital Group on March 15, 2002.

(5)	Includes 62,703 shares of common stock issuable upon the exercise of warrants held by Internet Capital Group. Mr. Buckley serves as the chief executive officer and chairman of the board of Internet Capital Group. Mr. Buckley disclaims beneficial ownership of Verticalnet’s warrants held by Internet Capital Group.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING

Section 16(a) of the Securities Exchange Act of 1934 requires officers, directors and holders of more than 10% of Verticalnet’s common stock to file reports of ownership and changes of ownership with the Securities and Exchange Commission. To the best of Verticalnet’s knowledge, the reports for all officers, directors and holders of more than 10% of Verticalnet’s common stock were timely filed during Fiscal 2002.

EXECUTIVE COMPENSATION

Report Of The Compensation Committee

The compensation committee of the board of directors, which reviews Verticalnet’s general compensation policies and approves incentive compensation and stock option plans, has furnished the following report on executive compensation for Fiscal 2002.

What Is Verticalnet’s Philosophy Of Executive Officer Compensation?

Verticalnet’s philosophy of executive officer compensation is designed to align the interests of executive officers with the short- and long-term interests of Verticalnet shareholders. Towards that goal, the compensation program for executives consists of three key elements:

•	A base salary,

•	A performance-based annual bonus, and

•	Periodic grants of stock options and/or restricted stock.

The compensation committee believes that this approach best serves the interests of Verticalnet and its shareholders. Verticalnet operates in a challenging and competitive environment, so the compensation committee must ensure that executive officers are compensated in a way that advances both the short- and long-term interests of shareholders. Under this approach, a significant portion of an executive officer’s total compensation is tied to performance — namely, the annual bonus, stock options and restricted stock. The variable annual bonus permits individual performance to be recognized on an annual basis, and is based, in significant part, on an evaluation of the contribution made by the executive officer to Verticalnet’s performance. Stock options and restricted stock relate a significant portion of long-term remuneration directly to stock price appreciation realized by Verticalnet’s shareholders.

Base Salary: Base salaries for Verticalnet’s executive officers, as well as changes in such salaries, are determined after considering numerous factors including:

•	Competitive salaries;

•	The nature of the officer’s position and its subjective importance to Verticalnet’s success;

•	Level of experience;

•	Expected amount of individual responsibility; and

•	General market conditions.

Annual Bonus: Annual bonuses for executive officers of Verticalnet are based on the achievement of goals pertaining to financial and operating objectives, individual objectives, and goals relating to targets for areas of responsibility. The bonus plan weighs the objective goals more heavily than the subjective targets. During 2002, because of the Company’s financial condition, the board and management agreed that no discretionary bonuses would be awarded to Verticalnet’s executive officers. The compensation committee reevaluates the performance targets each year to reflect Verticalnet’s goals for the coming year.

Stock Options And Restricted Stock: The compensation committee has utilized stock options and grants of restricted stock to motivate and retain executive officers. The compensation committee believes that this form of compensation closely aligns the officers’ interests with those of shareholders and provides an incentive to building long-term shareholder value. Options are typically granted annually and are subject to vesting provisions to encourage executive officers to remain employed with Verticalnet. Similarly, restricted stock units are granted at the inception of employment and thereafter on a periodic basis. Each executive officer receives stock options and/or restricted stock based upon that officer’s relative position, responsibilities and his or her anticipated performance and responsibilities. Additionally, the compensation committee reviews the prior level of grants to the executive officers and to other members of senior management, including the number of shares that continue to be subject to vesting under outstanding options, in setting the level of options to be granted to the executive officers. Stock options are granted at the market price on the date of grant and provide value only if the price of Verticalnet’s common stock is over the exercise price on the date of exercise. Restricted Stock Units are granted at a price of $.01 per share.

How were the Chief Executive Officers Compensated?

Mr. Hagan was appointed President and CEO in January 2001. At the beginning of 2002, Mr. Hagan’s salary was $150,000, and his target bonus was 50% of his salary. Mr. Hagan resigned in February 2002 and received a severance benefit equal to continued salary for the remainder of 2002. In addition, Mr. Hagan would receive a Change in Control payment equal to $150,000 upon a change in control of the Company.

Mr. McKay was appointed President and CEO in February 2002. Pursuant to his Employment Agreement, Mr. McKay received an initial salary of $415,000, a target bonus of 50% of salary, of which $100,000 was guaranteed for 2002, and a signing bonus of $125,000. He also received an initial option grant of 175,000 shares and a grant of restricted stock units of 25,000 shares. Mr. McKay resigned in November 2002; pursuant to a termination agreement, Mr. McKay received continued salary until his termination date of December 15, 2002 as he assisted in the transition of his duties to Mr. Lentz. Thus, he became entitled to and was paid an installment of $25,000 of his guaranteed 2002 bonus. All but 18,750 vested options and all but 9,375 vested restricted stock units previously granted to Mr. McKay terminated upon his resignation. The compensation committee and the Board of Directors believe that Mr. McKay’s leadership of the Company throughout the year merited the benefits provided by this termination agreement.

Mr. Lentz was appointed President and CEO in November 2002. Pursuant to his Employment Agreement, Mr. Lentz received an initial salary of $350,000 and is eligible to receive a Sale of the Company Bonus of $75,000 if the Company were to be sold during the term of his employment; the Sale of the Company bonus will increase by $75 for each $10,000 of the sale price of the Company in excess of $5,000,000. He also received a grant of 100,000 restricted stock units. Mr. Lentz received a grant of 100,000 options in September 2002. The compensation committee and the Board of Directors believes that this salary and benefit package was merited by Mr. Lentz’ experience and knowledge of the Company and his willingness to accept the leadership role during an extremely tumultuous period of the Company’s history.

How Is The Company Addressing Internal Revenue Code Limits On Deductibility Of Compensation?

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public corporations for compensation over $1,000,000 paid for any fiscal year to the individuals named in the Summary Compensation Table. However, the statute exempts qualifying performance-based compensation from the deduction limit if certain requirements are met. The compensation committee currently intends to structure performance-based compensation, including stock option grants and annual bonuses, to executive officers who may be subject to Section 162(m) in a manner that satisfies those requirements.

The compensation committee reserves the authority to award non-deductible compensation as it may deem appropriate. Because of uncertainty surrounding the interpretation of Section 162(m), the committee can give no assurance, notwithstanding Verticalnet’s efforts, that compensation intended to satisfy the requirements for deductibility under Section 162(m) will in fact do so.

THE COMPENSATION COMMITTEE

Jeffrey C. Ballowe, Chairman

Robert F. Bernstock

Compensation Committee Interlocks And Insider Participation

The compensation committee is charged with reviewing Verticalnet’s general compensation policies; reviewing, approving, recommending and administering Verticalnet’s incentive compensation and stock option plans; and approving certain employment arrangements. Jeffrey C. Ballowe and Howard D. Ross served as the members of the compensation committee during Fiscal 2002 until Mr. Ross resigned from the Board in October of 2002. Mr. Bernstock was appointed to the Compensation Committee effective January 1, 2003.

None of the executive officers, directors or compensation committee members presently serve, or in the past served, on the compensation committee of any other company whose directors or executive officers served on our compensation committee.

Employment Agreements

The Company entered into employment agreements with the following executives during 2002 and 2003 on the terms asset forth below:

On February 19, 2002, the Company entered into an employment agreement with Kevin S. McKay with an initial salary of $415,000 per annum. The agreement had a term of two years, with automatic renewal unless either party gave at least one-year advance notice of non-renewal. The agreement had a target bonus of 50% of salary, $100,000 of which was guaranteed for 2002 and a signing bonus of $125,000. If Mr. McKay had been terminated without cause (with one month advance notice of termination without cause), then the executive would have received, in exchange for a mutual general release: a lump sum payment equal to salary for one year; any unpaid portion of the signing bonus of $125,000; and the target bonus for 2002, less any payments made on the guaranteed portion of the target bonus; but if the executive had been employed by the Company until January 1, 2003, then he would have received a lump sump payment equal to salary for two years (one year for non-renewal); any 2002 guaranteed bonus not already paid and the pro rata portion of any bonus Mr. McKay would have earned in the year of termination. In addition, healthcare coverage would have been paid by the Company for one year; unvested options granted at the inception of employment would be accelerated for a period equal to six months plus one additional month for each month that the executive has been employed by the Company; and all vested options granted at the inception of employment would be exercisable for five years after termination of employment. Upon a “change of control,” Mr. McKay’s outstanding stock options and restricted stock units would have become fully vested. If within two years after a change of control, the executive was terminated without cause or chose to leave for “good reason,” then the executive would have received the termination without cause benefits above. The agreement provided for a cap to the executive’s compensation if it produced a greater net benefit than an uncapped award would after accounting for the increased tax obligation resulting from being an excess parachute payment under sections 280G and 4999 of the Internal Revenue Code. The agreement defined “good reason” after a change of control as (1) the executive is transferred more than 50 miles without consent; or (2) a material reduction of authority, duties or responsibilities after reasonable notice and a chance to cure; or (3) any failure of the Company materially to comply with and satisfy the terms of the agreement; or (4) non-renewal of the agreement by the Company.

On February 7, 2002, the Company entered into an employment agreement with John A Milana with an initial salary of $250,000 per annum. The agreement had a term of two years, with automatic renewal unless either party gave at least one-year advance notice of non-renewal. The agreement had a target bonus of 40% of salary for 2002 and thereafter, 60% of salary. In addition, a bonus of $150,000 was guaranteed for 2002, payable $75,000 on August 15, 2002 and $75,000 on February 1, 2003, if Mr. Milana was employed by the Company on those dates. If Mr. Milana had been terminated without cause (with one month advance notice of termination without cause) prior to February 7, 2004, then he would have received, in exchange for a mutual general release: a lump sum payment equal to two times the salary then in effect, plus the target bonus then in effect, minus any guaranteed 2002 bonus payments already made. In addition, the Company would have paid healthcare coverage for two years; unvested options granted at the inception of employment would have been accelerated in full; and all vested options granted at the inception of employment would have been exercisable for 90 days after termination of employment. But if the Company had employed the executive until February 4, 2004, then he would have received a lump sump payment equal to salary for one year; and the target bonus Mr. Milana would have earned in the year of termination. In addition, healthcare coverage would have been paid by the Company for one and one-half years; unvested options granted at the inception of employment would be accelerated in full; and all vested options granted at the inception of employment would be exercisable for five years after termination of employment. If within two years after a “change of control”, the executive was terminated without cause or chose to leave for “good reason,” then the executive would have received the termination without cause benefits above, plus, if the employment was terminated after February 7, 2004, the Company would have paid a Change In Control Payment equal to the target bonus for the year in which the termination occurred, plus one additional year of salary then in effect. The agreement provided for a cap to the executive’s compensation if it produced a greater net benefit than an uncapped award would after accounting for the increased tax obligation resulting from being an excess parachute payment under sections 280G and 4999 of the Internal Revenue Code. The agreement defined “good reason” after a change of control as (1) the executive is transferred more than 50 miles without consent; or (2) a material reduction of authority, duties or responsibilities after reasonable notice and a chance to cure; or (3) any failure of the Company materially to comply with and satisfy the terms of the agreement; or (4) non-renewal of the agreement by the Company.

As of November 13, 2002, the Company entered into an employment agreement with Nathanael V. Lentz with an initial salary of $350,000 per annum. The agreement has a term of two years, with automatic renewal unless either party gives at least one-year advance notice of non-renewal. The agreement has a target bonus of 50% of salary, which is not guaranteed. If Mr. Lentz is terminated without cause (with one month advance notice of termination without cause), then he will receive, in exchange for a mutual general release: a lump sum payment equal to salary for one year and a pro rata portion of any target bonus Mr. Lentz would have earned in the year of termination. If the termination is within 120 days of a sale of the Company, Mr. Lentz will receive the “Sale Of The Company Bonus” described below. In addition, he would receive healthcare coverage paid by the Company for one year; unvested options granted during 2001 would be accelerated for a period equal to six months plus one additional month for each month that the executive has been employed by the Company; all vested options granted during 2001 would be exercisable for five years after termination of employment. Upon a “change of control,” Mr. Lentz’s outstanding restricted stock units would become fully vested. If within two years after a change of control, Mr. Lentz is terminated without cause or chooses to leave for “good reason,” then he will receive the termination without cause benefits above, and a change in control bonus equal to, if the change in control occurs during the first year of employment, a pro rata portion of the target bonus for that year, and, if the change in control occurs after one year of employment, the entire target bonus for the year in which the change in control takes place. In addition, the agreement provides for a “Sale Of The Company Bonus” in the event the Company is sold during the term of his employment, equal to $75,000, plus an amount equal to $75 for every $10,000 of the purchase price in excess of $5,000,000. The agreement provides for a cap to the executive’s compensation if it produces a greater net benefit than an uncapped award would after accounting for the increased tax obligation resulting from being an excess parachute payment under sections 280G and 4999 of the Internal Revenue Code. The agreement defines “good reason” after a change of control as (1) the executive is transferred more than 50 miles without consent; or (2) a material reduction of authority, duties or responsibilities after reasonable notice and a chance to cure; or (3) any failure of the Company materially to comply with and satisfy the terms of the agreement; or (4) non-renewal of the agreement by the Company.

As of February 3, 2003, the Company entered into an employment agreement with Gene S. Godick to be the Company’s Chief Financial Officer with an initial salary of $300,000 per annum. The agreement has a term of two years, with automatic renewal unless either party gives at least one-year advance notice of non-renewal. The agreement has a target bonus of 40% of salary, which is not guaranteed. The agreement provides for a grant of 100,000 stock options and 75,000 restricted stock units. If Mr. Godick is terminated without cause (with one month advance notice of termination without cause), then he will receive, in exchange for a mutual general release: a lump sum payment equal to salary for one year; pro rata portion of any target bonus Mr. Godick would have earned in the year of termination; and, if the termination is within 120 days of a sale of the Company, the Sale Of The Company Bonus described below. In addition, the Company will pay healthcare coverage for one year and all vested options granted would be exercisable for one year after termination of employment. Upon a “change of control,” Mr. Godick’s outstanding stock options and restricted stock units would become fully vested. If within two years after a change of control, the executive is terminated without cause or chooses to leave for “good reason,” then the executive will receive the termination without cause benefits above, and a “change in control bonus” equal, if the change in control occurs prior to November 13, 2003, a pro rata portion of the target bonus for that year, and, if the change in control occurs after November 13, 2003, the entire target bonus for the year in which the change in control takes place. In addition, the agreement provides for a “Sale Of The Company Bonus” in the event the Company is sold during the term of his employment, equal to $50,000, plus an amount equal to $50 for every $10,000 of the purchase price in excess of $5,000,000. The agreement provides for a cap to the executive’s compensation if it produces a greater net benefit than an uncapped award would after accounting for the increased tax obligation resulting from being an excess parachute payment under sections 280G and 4999 of the Internal Revenue Code. The agreement defines “good reason” after a change of control as (1) the executive is transferred more than 50 miles without consent; or (2) a material reduction of authority, duties or responsibilities after reasonable notice and a chance to cure; or (3) any failure of the Company materially to comply with and satisfy the terms of the agreement; or (4) non-renewal of the agreement by the Company.

As of December 16, 2002, the Company entered into an employment agreement with Christopher G. Kuhn to be the Company’s General Counsel with an initial salary of $165,000 per annum. The agreement has a term of one year, with automatic renewal unless either party gives at least one-year advance notice of non-renewal. If Mr. Kuhn is terminated without cause (with one month advance notice of termination without cause), then he will receive, in exchange for a mutual general release: a lump sum payment equal to salary for three months and a pro rata portion of any bonus Mr. Kuhn would have earned in the year of termination. In addition, the Company will pay healthcare coverage for six months; unvested options would be accelerated and all vested options would be exercisable for 90 days after termination of employment. If within one year after a change of control, the executive is terminated without cause or chooses to leave for “good reason,” then the executive will receive the termination without cause benefits above, except Mr. Kuhn will receive a lump sum payment equal to salary for six months. The agreement provides for a cap to the executive’s compensation if it produces a greater net benefit than an uncapped award would after accounting for the increased tax obligation resulting from being an excess parachute payment under sections 280G and 4999 of the Internal Revenue Code. The agreement defines “good reason” after a change of control as (1) the executive is transferred more than 50 miles without consent; or (2) a material reduction of authority, duties or responsibilities after reasonable notice and a chance to cure; or (3) any failure of the Company materially to comply with and satisfy the terms of the agreement; or (4) non-renewal of the agreement by the Company.

The Company entered into severance or termination agreements during 2002 with named executive officers Michael J. Hagan, Kevin S. McKay, Christopher Larsen and John A. Milana, as follows:

a.    In exchange for a release of all claims against the Company, Mr. Hagan received a severance benefit equal to: continued salary at $150,000 per annum for one year; paid healthcare for one year; and, if a change in control occurred during the transition period, a “change in control bonus” equal to $150,000. Mr. Hagan continued to serve as executive chairman throughout the year.

b.    In exchange for a release of all claims against the Company, Mr. McKay received: continued salary at $415,000 per annum for one month to assist in transition of his duties to Mr. Lentz; continued paid healthcare through December 31, 2002; in the event of a sale of the Company prior to June 30, 2003, a “Sale Of The Company Bonus” equal to $25,000; and a release of all claims held by the Company against him. In addition, because he remained as an employee until after December 1, 2002, Mr. McKay received a portion of his 2002 guaranteed bonus in the amount of $25,000 that became due on December 1, 2002. At the time of termination, 18,750 options were vested according to their terms and Mr. McKay received an extension of time from 90 days to 180 days to exercise those options; all other options terminated. At the time of termination, 9,375 restricted stock units were vested according to their terms. According to the terms of such grants, Mr. McKay had 90 days to exercise those restricted stock units and all other restricted stock units terminated.

c.    In exchange for a release of all claims against the Company, Mr. Larsen received continued salary at $300,000 per annum for six months, the unpaid $100,000 portion of his $200,000 fiscal year 2001 bonus, and a severance payment equal to $150,000, representing his fiscal year 2002 target bonus.

d.    In exchange for a release of all claims against the Company, Mr. Milana received a lump sum severance payment equal to $50,000; continued paid healthcare through December 31, 2002; in the event of a sale of the Company prior to June 30, 2003, a “Sale Of The Company Bonus” equal to $25,000; and a release of all claims held by the Company against him, and an extension of time to 180 days to exercise his stock options which were vested at the time of termination.

Summary Compensation Table

The following table sets forth information concerning total compensation earned or paid to the all individuals serving as Verticalnet’s chief executive officer during the 2002 fiscal year and two additional individuals who would have been one of the four most highly compensated executive officers if he had been an executive officer at year end (the “named executive officers”), for services rendered to Verticalnet during each of the last three fiscal years.

Summary Compensation Table

		Annual Compensation		Long Term Compensation
Name and Principal Position	Fiscal Year	Annual Salary	Bonus	No. Of Stock Options Granted		Restricted Stock Awards	All other Compensation
Michael J. Hagan	2002	$37,350	—	—		—	$112,650	(2)
President and CEO(1)	2001	$206,250	$150,000	—		—	—
	2000	$212,500	$90,000	40,000	(3)	—	—

Kevin S. McKay President and CEO(4)	2002	$333,849	$203,500	325,000	(5)	$220,000	—

Nathanael V. Lentz	2002	$244,913	—	100,000	(7)	$93,000	—
President and CEO(6)	2001	$240,000	$72,000	60,000		—	—
	2000	$90,000	$50,000	30,000		—	—

John A. Milana	2002	$228,721	$75,000	175,000		—	$ 50,000	(2)
Chief Financial Officer (8)

Christopher Larsen	2002	$80,819	$150,000	—		—	$150,000	(2)
Executive Vice President of Sales and Marketing (9)	2001	$204,545	$225,000	110,000		—	—

(1)	Mr. Hagan resigned as President and CEO in February 2002 and currently serves as Chairman.
(2)	Severance benefit pursuant to Employment Agreement.
(3)	Mr. Hagan voluntarily surrendered the grant of 40,000 shares in December 2000.
(4)	Mr. McKay replaced Mr. Hagan as President and CEO in February 2002 and resigned in November 2002.
(5)	Mr. McKay received a grant of 175,000 options in February 2002 and a grant of 150,000 options in September 2002.
(6)	Mr. Lentz replaced Mr. McKay as President and CEO in November 2002.
(7)	Mr. Lentz received a grant of 100,000 options in September 2002.
(8)	Mr. Milana was Chief Financial Officer of Atlas Commerce, Inc. at the time of its acquisition by Verticalnet, and was named Chief Financial Officer of Verticalnet in February 2002. He resigned in November 2002.
(9)	Mr. Larsen resigned on April 30, 2002.

Option and Restricted Stock Grants In Last Fiscal Year

The table below shows information about stock options and restricted stock units granted during Fiscal 2002 to each of the named executive officers:

	Individual Grants					Potential Realizable Value at Assumed Annual Rate of Stock Appreciation for Option Terms (8)
	Number of Securities Underlying Options Granted		% of Total Options Granted to Employees	Exercise Price per Share	Expiration Date
						5%	10%
Michael J. Hagan	—		—	N/A	N/A	N/A	N/A
Kevin S. McKay	150,000	(1)	9%	$1.10	6/15/2003	$103,767	$262,967
	175,000	(2)	11%	$0.89	3/15/2003	$97,950	$248,225
	25,000	*(3)	2%	$0.10	12/15/2002	$33,743	$55,211
Nathanael V. Lentz	100,000	(4)	6%	$1.10	9/3/2012	$69,178	$175,311
	100,000	*(5)	6%	$0.01	12/23/2012	$152,116	$242,812
John A. Milana	100,000	(6)	6%	$1.10	6/15/2003	$69,178	$175,311
	75,000	(7)	5%	$10.00	6/15/2003	$471,668	$1,195,305
Christopher Larsen	—		—	N/A	N/A	N/A	N/A

*	Grant of Restricted Stock Units.
(1)	12.5% of the grant vested on December 3, 2002. The remainder of the grant terminated upon Mr. McKay’s resignation.
(2)	25% of the grant vested on August 19, 2002. The remainder of the grant and all other grants of stock options terminated upon Mr. McKay’s resignation.
(3)	12.5% of the grant vested on each of May 19, 2002, August 19, 2002 and November 19, 2002. The remainder of the grant terminated upon Mr. McKay’s resignation.
(4)	12.5 % of the grant vested on each of December 3, 2002 and March 3, 2003, and will vest on June 3, 2003, September 3, 2003, December 3, 2003 and throughout 2004.
(5)	25% of the grant vested on March 23, 2003 and will vest on June 23, 2003, September 23, 2003 and December 23, 2003.
(6)	12.5 % of the grant vested on December 3, 2002. The remainder of the grant terminated upon Mr. Milana’s resignation.
(7)	25% of the grant vested August 7, 2002. The remainder of the grant terminated upon Mr. Milana’s resignation.
(8)	These columns show gains that may exist for the respective options, assuming that the market price for the common stock appreciates from the date of grant over a period of 10 years at annual rates of growth of 5% and 10%, respectively. These rates of growth are mandated by rules of the Securities and Exchange Commission. There can be no assurance that the actual stock price appreciation over the 10-year option term will be at the assumed 5% and 10% levels or at any other defined level. If the market price of the common stock does not appreciate over the option term, no value will be realized from the option grants.

Option Exercises and Values for Fiscal 2002

The table below sets forth information with respect to option exercises during Fiscal 2002 by each of the named executive officers and the status of their options at December 31, 2002:

Aggregated Option Exercises during Fiscal 2002

and

Option Values on December 31, 2002

	Number of Shares Acquired Upon Exercise Of Options	Value Realized Upon Exercise(1)	Number of Unexercised Options at 12/31/02		Value of Unexercised In-The- Money Options at 12/31/02(2)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Michael J. Hagan	—	—	30,769	—	—	—
Kevin S. McKay	—	—	28,125	—	$6,469	—
Nathanael V. Lentz	—	—	83,252	203,749	—	$78,000
John A. Milana	—	—	31,250	—	—	—
Christopher Larsen	—	—	—	—	—	—

(1) Represents the difference between the market price on the exercise date and the exercise price, multiplied by the number of options exercised. Does not necessarily reflect the value received if the individual sells the shares acquired by the option exercise, since the market price of the shares at the time of sale may be higher or lower than the market price on the date of exercise.

(2) Represents the difference between the year-end stock price ($0.79 per share) and the exercise price associated with each option, multiplied by the number of shares underlying the options.

STOCK PERFORMANCE GRAPH

The graph below compares the cumulative total return of Verticalnet’s common stock with that of the Nasdaq Composite Index and the Nasdaq Computer and Data Processing Index from February 11, 1999 (the date the common stock began to trade publicly) through March 31, 2003. Verticalnet’s fiscal year ends on December 31. The graph assumes that you invested $100 at the close of market on February 11, 1999 in Verticalnet common stock and $100 was invested at that same time in each of the indexes. The comparison assumes that all dividends, if any, are reinvested. The comparisons in this graph are provided in accordance with Securities and Exchange Commission disclosure requirements and are not intended to forecast or be indicative of the future performance of the common stock.

	1999					2000				2001
COMPANY/INDEX NAME	2/11	3/31	6/30	9/30	12/31	3/31	6/30	9/30	12/31	3/31	6/30	9/30	12/31
Verticalnet, Inc.	100	229	231	163	723	599	326	310	59	18	22	3	12
NASDAQ U.S.	100	102	112	114	169	190	165	153	103	77	90	62	81
Nasdaq Computer & Data Processing	100	105	109	101	147	154	144	134	89	67	85	52	77
	2002				2003
COMPANY/INDEX NAME	3/31	6/30	9/30	12/31	3/31
Verticalnet, Inc.	6	1	1	1	1
NASDAQ U.S.	77	61	49	55	56
Nasdaq Computer & Data Processing	71	55	44	50	47

PROPOSAL NO. 2—APPROVAL OF THE AMENDMENT OF THE VERTICALNET, INC. 2000

EQUITY COMPENSATION PLAN

Verticalnet uses four equity compensation plans to grant stock options to employees, all of which have previously been approved by Verticalnet shareholders. Our shareholders approved the 2000 Equity Compensation Plan at the 2000 Annual Meeting.

The 2000 Equity Compensation Plan sets forth a limitation on the number of shares that can be issued under the Plan and a further limitation on the number of shares that can be granted to any one person per year. Pursuant to the approval of shareholders at the 2002 Annual Meeting, the Board approved a 10 for 1 reverse stock split, which became effective in July 2002. As a result of the reverse split, both the number of shares authorized and the number of shares per year limitations in the 2000 Equity Compensation Plan became too low to render grants that were effective for the purposes that were intended by the grants, that is, to align the goals of the employee receiving the grants with the ultimate goals of the shareholders.

Our board has approved the amendment to the 2000 Plan to increase the number of shares available under the plan to 4,000,000 shares (up from 1,000,000 on a post split basis), and to increase the number of shares that can be awarded to any individual to 500,000 per year (up from 75,000 per year on a post split basis). The 2000 Plan permits grants to all employees, including officers, and to non-employee directors, consultants or advisors. If shareholders do not approve the amendment to the 2000 Plan at the annual meeting, these amendments will not become effective but we will continue to use the plans as broadly-based employee plans under current Nasdaq rules unless those rules are no longer available.

The board believes it is in Verticalnet’s best interest to approve the amendment to the 2000 Plan. The Plan is intended to encourage employees to contribute materially to the growth of the company, thereby benefiting its shareholders, and aligning the interests of the employees with shareholders. At the annual meeting, a proposal to approve the amendment to the Verticalnet, Inc. 2000 Equity Compensation Plan will be presented to Verticalnet shareholders.

The Verticalnet, Inc. 2000 Equity Compensation Plan (As amended and restated April 30, 2003) is set forth in Annex A to this Proxy Statement. The following description of the Verticalnet, Inc. 2000 Equity Compensation Plan (as amended and restated April 30, 2003) is qualified in its entirety by reference to Annex A.

Summary of the 2000 Equity Compensation Plan (As amended and restated April 30, 2003)

The compensation committee will administer the 2000 Equity Compensation Plan. The compensation committee will have the sole authority to determine the individuals that receive grants; determine the type, size and terms of grants, the timing of grants and the period grants will be exercisable or when restrictions will lapse; amend the terms of previously issued grants; and deal with any other matters arising under the 2000 Equity Compensation Plan. Nonetheless, the compensation committee may delegate to Verticalnet’s Chief Executive Officer the authority to make certain grants in accordance with applicable law and subject to any conditions and limitations imposed by the compensation committee. The board may ratify and approve any grants it deems appropriate.

The number of shares reserved for issuance under the 2000 Equity Compensation Plan is 4,000,000 shares of common stock. As of April 25, 2003, 46,879 shares have been issued, 834,350 shares have been reserved for outstanding grants and 118,771 shares are available for future grants. All shares subject to grants that expire or are cancelled, surrendered or terminated for any reason will be available for new grants under the 2000 Equity Compensation Plan. The 2000 Equity Compensation Plan limits the aggregate number of shares for which options or stock awards may be granted to any person during any calendar year to 500,000 shares. The compensation committee may adjust these limits, as well as the number of shares covered by outstanding grants, and the price per share of outstanding grants if there is any change in the number or class of shares because of stock dividends, stock split, merger, reclassification, or other similar changes in Verticalnet’s stock because of a corporate transaction.

All of Verticalnet’s employees and employees of its subsidiaries will be eligible to participate in the 2000 Equity Compensation Plan, including employees who are officers or members of the board and individuals who have accepted employment with Verticalnet or any of its subsidiaries. Verticalnet’s non-employee directors, as well as certain consultants and advisors who perform services for Verticalnet or its subsidiaries, will also be eligible to participate in the 2000 Equity Compensation Plan.

The 2000 Equity Compensation Plan permits grants of incentive stock options, nonqualified stock options and stock awards.

Incentive stock options may be granted only to employees. Nonqualified stock options may be granted to employees, individuals who have accepted employment, non-employee directors, consultants and advisors. The compensation committee will determine the exercise price underlying the option. The exercise price for non-qualified stock options may be equal to, greater than or less than the fair market value of Verticalnet’s stock on the date of grant. The exercise price for incentive stock options may be equal to or greater than the fair market value of Verticalnet’s stock on the date of grant, and an incentive stock option granted to a 10% shareholder must have an exercise price of not less than 110% of the fair market of Verticalnet’s stock on the date of grant.

Participants may pay the exercise price of an option by (i) cash, (ii) with the approval of the compensation committee, by delivering shares of common stock owned by the grantee, (iii) payment though a broker in accordance with procedures permitted by Regulation T of the Federal Reserve Board, or (iv) by such other method as the compensation committee may approve.

Options will become exercisable according to the terms and conditions determined by the compensation committee and specified in the grant instrument. The compensation committee may accelerate the exercisability of any or all outstanding options at any time for any reason. The compensation committee will determine the term of each option, up to a maximum ten-year term. The term of an incentive stock option granted to an employee who owns more than 10% of Verticalnet’s stock may not exceed five years from the date of grant. Options may be exercised while the grantee is an employee, consultant, advisor or member of the board, or within a specified period of time after termination of employment or service.

The compensation committee may issue shares of common stock to employees, individuals who have accepted employment, consultants, advisors and non-employee directors subject to restrictions or no restrictions. Unless the compensation committee determines otherwise, during any restriction period, grantees will have the right to vote shares of stock awards and to receive dividends or other distributions paid on such shares. Unless the compensation committee determines otherwise, if a grantee’s employment or service terminates during any restriction period or if any other conditions are not met, the stock awards will terminate as to all shares on which restrictions are still applicable, and the shares must be immediately returned to Verticalnet.

Grants under the 2000 Equity Compensation Plan may not be transferred except upon the grantee’s death or, with respect to grants other than incentive stock options, if permitted by the compensation committee pursuant to a domestic relations order. The compensation committee, on such terms as it deems appropriate, may permit a grantee to transfer nonqualified stock options to family members or other entities that benefit or are owned by family members.

The board may amend or terminate the 2000 Equity Compensation Plan at any time. However, the board may not make any amendment without shareholder approval if such approval is required under the applicable provisions of the Internal Revenue Code or stock exchange requirements. The 2000 Equity Compensation Plan will terminate on the day immediately preceding the tenth anniversary of its effective date, unless the board terminates the 2000 Equity Compensation Plan earlier or extends it with the approval of the shareholders.

The 2000 Equity Compensation Plan provides that in the event of a change of control, unless the compensation committee determines otherwise, each outstanding option will continue in effect according to its terms. The compensation committee may take any of the following actions in the event of a change of control: (i) require that all outstanding options be assumed by or replaced with comparable options of the surviving company and that restricted stock be replaced with restricted stock of the surviving company, (ii) provide that all outstanding options are fully exercisable and that all restrictions on outstanding restricted stock immediately lapse, (iii) require grantees to surrender their outstanding options in exchange for payment by Verticalnet, in cash or common stock, of an amount equal to the amount by which the fair market value of Verticalnet’s common stock exceeds the option price of the options, or (iv) determine that all outstanding options not exercised within a certain period will terminate.

A “change of control” will be deemed to occur if (i) any person becomes a beneficial owner, directly or indirectly, of Verticalnet’s securities representing more than 50% of the voting power of Verticalnet’s then outstanding securities, or (ii) its shareholders approve (or, if shareholder approval is not required, the board approves) an agreement providing for (x) the merger or consolidation of Verticalnet where the shareholders immediately before the transaction will not hold, immediately after the transaction, a majority of the stock of the surviving corporation, (y) a sale of substantially all of Verticalnet’s assets, or (z) a liquidation or dissolution.

Federal Income Tax Consequences

The current federal income tax consequences of grants under the 2000 Equity Compensation Plan are generally described below. This description of tax consequences is not a complete description, and is based on the Internal Revenue Code as presently in effect, which is subject to change, and is not intended to be a complete description of the federal income tax aspects of options and stock awards under the 2000 Equity Compensation Plan.

Nonqualified Stock Options

An optionee will not be subject to federal income tax upon the grant of a nonqualified stock option. Upon the exercise of a nonqualified stock option, the optionee will recognize ordinary compensation income in an amount equal to the excess, if any, of the then fair market value of the shares acquired over the exercise price. Verticalnet will generally be able to take a deduction with respect to this compensation income for federal income tax purposes. The optionee’s tax basis in the shares acquired will equal the exercise price plus the amount taxable as compensation to the optionee. Upon a sale of the shares acquired upon exercise, any gain or loss is generally long-term or short-term capital gain or loss, depending on how long the shares are held. The required holding period for long-term capital gain is presently more than one year. The optionee’s holding period for shares acquired upon exercise will begin on the date of exercise.

Incentive Stock Options

An optionee who receives incentive stock options generally incurs no federal income tax liability at the time of grant or upon exercise of the options. However, the spread will be an item of tax preference which may give rise to alternative minimum tax liability at the time of exercise. If the optionee does not dispose of the shares before the date that is two years from the date of grant and one year from the date of exercise, the difference between the exercise price and the amount realized upon disposition of the shares will constitute long-term capital gain or loss, as the case may be. Assuming both holding periods are satisfied, no deduction will be allowable to Verticalnet for federal income tax purposes in connection with the option. If, within two years of the date of grant or within one year from the date of exercise, the holder of shares acquired upon exercise of an incentive stock option disposes of the shares, the optionee will generally realize ordinary compensation income at the time of the disposition equal to the difference between the exercise price and the lesser of the fair market value of the stock on the date of exercise or the amount realized on the disposition. The amount realized upon such a disposition will generally be deductible by Verticalnet for federal income tax purposes.

Stock Awards

If a grantee receives an unrestricted stock award, the grantee will recognize compensation income upon the grant of the stock award. If a grantee receives a restricted stock award, the grantee normally will not recognize taxable income upon receipt of the stock award until the stock is transferable by the grantee or no longer subject to a substantial risk of forfeiture, whichever occurs earlier. When the stock is either transferable or no longer subject to a substantial risk of forfeiture, the grantee will recognize compensation income in an amount equal to the fair market value of the shares (less any amount paid for such shares) at that time. A grantee may, however, elect to recognize ordinary compensation income in the year the stock award is granted in an amount equal to the fair market value of the shares (less any amount paid for the shares) at that time, determined without regard to the restrictions. Verticalnet will generally be entitled to a corresponding deduction at the same time, and in the same amount, as the grantee recognizes compensation income with respect to a stock award. Any gain or loss recognized by the grantee upon subsequent disposition of the shares will be capital gain or loss.

Tax Deductibility Under Section 162(m)

Section 162(m) of the Internal Revenue Code disallows a public company’s deductions for employee compensation exceeding $1,000,000 per year for the chief executive officer and the four other most highly compensated executive officers. Section 162(m) contains an exception for performance-based compensation that meets specific requirements. The 2000 Equity Compensation Plan is intended to permit all options to qualify as performance-based compensation.

Withholding

Verticalnet has the right to deduct from all grants paid in cash or other compensation, any taxes required to be withheld with respect to grants under the 2000 Equity Compensation Plan. Verticalnet may require that the participant pay to it the amount of any required withholding. The compensation committee may permit the participant to elect to have withheld from the shares issuable to him or her with respect to an option and restricted stock a number of shares with a value equal to the required tax withholding amount.

Future Grants

At present, the compensation committee does not have definitive plans for granting of awards under the 2000 Equity Compensation Plan. No determination has been made as to the number of stock options or stock awards to be granted, or the number or identity of optionees or recipients of awards.

The closing price of Verticalnet’s stock as reported on the Nasdaq National Market on April 25, 2003 was $0.82.

The board recommends a vote FOR the approval of the Verticalnet, Inc. 2000 Equity Compensation Plan (As amended and restated April 30, 2003).

OTHER MATTERS

As of the date of this proxy statement, the board knows of no business that will be presented for consideration at the annual meeting other than the items referred to above. If any other matter is properly brought before the meeting for action by shareholders, proxies properly completed and returned to Verticalnet will be voted in accordance with the recommendation of the board of directors or, in the absence of such a recommendation, in the discretion of the proxy holder.

A COPY OF THE ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 2002, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, EXCLUDING EXHIBITS, MAY BE OBTAINED BY SHAREHOLDERS WITHOUT CHARGE BY WRITTEN REQUEST ADDRESSED TO: VERTICALNET, INC., 400 CHESTER FIELD PARKWAY, MALVERN, PENNSYLVANIA 19355, ATTENTION: INVESTOR RELATIONS.

SHAREHOLDER PROPOSALS FOR THE 2004 ANNUAL MEETING

Any shareholder who intends to present a proposal at the annual meeting in the year 2004 must deliver the proposal to the Secretary of Verticalnet at 400 Chester Field Parkway, Malvern, Pennsylvania 19355:

–	Not later than December 12, 2003, if the proposal is submitted for inclusion in our proxy materials for that meeting pursuant to Rule 14a-8 under the Securities Exchange Act of 1934; and

–	Not later than March 5, 2004, if the proposal is submitted outside the processes of Rule 14a-8 under the Securities and Exchange Act of 1934, in which case we are not required to include the proposal in our proxy materials.

By order of the Board of Directors,

/s/    Christopher G. Kuhn

Christopher G. Kuhn

Vice President, General Counsel and Secretary

May 16, 2003

ANNEX A

VERTICALNET, INC. 2000 EQUITY COMPENSATION PLAN

(as amended and restated April 30, 2003)

PROXY                                                                                                                            PROXY

PROXY FOR THE ANNUAL MEETING OF SHAREHOLDERS OF

VERTICALNET, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

Please sign and date this proxy, and indicate your vote, on the back of this card. Please return this card in the enclosed envelope as soon as possible. Your vote is important.

When you sign and return this proxy card, you:

Appoint Gene S. Godick and James W. McKenzie, Jr. and each of them (or any substitutes they may appoint to take their place), as proxies to vote your shares as you have instructed on the reverse side of this card, at the annual meeting to be held on Wednesday, June 18, 2003 in the offices of Morgan, Lewis & Bockius, LLP, 1701 Market Street, Philadelphia, Pennsylvania, and at any adjournments or postponements of the meeting;

Authorize the proxies to vote, in their discretion, upon any other business properly presented at the meeting; and

Revoke any previous proxy you may have signed.

IF YOU DO NOT SPECIFY HOW YOU WISH TO VOTE, THE PROXIES WILL VOTE FOR EACH NOMINEE AND IN THEIR DISCRETION AS TO ANY OTHER MATTER PROPERLY PRESENTED AT THE MEETING.

(Continued and to be Signed and Dated on the Reverse Side)

ANNUAL MEETING OF SHAREHOLDERS OF

VERTICALNET, INC.

JUNE 18, 2003

CO. #                                                                                                               ACCT.#

PROXY VOTING INSTRUCTIONS

Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. Verticalnet encourages you to use either of these cost-effective and convenient ways of voting.

TO VOTE BY TELEPHONE (TOUCH-TONE PHONE ONLY)

Please call toll-free 1-800-690-6903 at any time and follow the instructions. Have your control number and the proxy card available when you call.

TO VOTE BY INTERNET AT ANY TIME

Please access the web page at www.proxyvote.com and follow the on-screen instructions. Have your control number available when you access the web page.

TO VOTE BY MAIL

Please date, sign and mail your proxy card in the envelope provided as soon as possible. If you vote by telephone or the Internet, please do not mail your proxy card.

YOUR CONTROL NUMBER IS

Please Detach and Mail in the Envelope Provided

[X]	PLEASE MARK YOUR VOTES AS IN THIS EXAMPLE

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL NO. 1.

1.	ELECTION OF DIRECTORS

FOR ALL NOMINEES LISTED AT RIGHT (EXCEPT AS INDICATED TO THE CONTRARY) [            ]

WITHHOLD AUTHORITY FOR ALL NOMINEES LISTED AT RIGHT [            ]

Nominees:

Robert F. Bernstock

Walter W. Buckley III

Mark L. Walsh

*	To withhold authority to vote for any individual nominee, write the nominee’s name on the space provided below:

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL NO. 2.

2. APPROVAL OF AMENDMENT TO 2000 EQUITY COMPENSATION PLAN

FOR APPROVAL OF PROPOSAL NO. 2. [            ]

AGAINST APPROVAL OF PROPOSAL NO. 2. [            ]

3.	OTHER MATTERS

IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING AND AT ANY ADJOURNMENTS OR POSTPONEMENTS OF THE MEETING.

SIGNATURE	DATE	, 2003

SIGNATURE IF HELD JOINTLY

NOTE: PLEASE DATE THIS PROXY AND SIGN EXACTLY AS YOUR NAME APPEARS ON THIS CARD.

Include your title if you are signing as an attorney, executor, administrator, trustee or guardian, or on behalf of a corporation or partnership. All joint owners must sign.